Exhibit 99.1

ASE Technology Holding Co., Ltd.

2024 Restricted Stock Awards Plan

Article	1: Purpose

To attract and retain talents, motivate and engage employees for the best interest of the Company and its shareholders, so as to ensure the alignment of the employees’ and shareholders’ interests, and to ensure the alignment of the Company’s operating goals with its Environmental, Social, and Corporate Governance (ESG) performance, the following issuance rules of ASE’s 2024 Restricted Stock Awards Plan (“the Rules”) are therefore stipulated in accordance with Article 267 of the Company Act and the Regulations Governing the Offering and Issuance of Securities by Securities Issuers (“the Regulations”) released by the Financial Supervisory Commission.

Article	2: Duration of issuance

Within two years following the day the approval notice from the competent authority is delivered, the Company may issue the restricted stock awards once or multiple times. The actual date of issuance and related matters shall be determined by the chairman of the Company (“the Chairman”) as authorized by the Company’s board of directors (“the Board of Directors").

Article	3: Qualification requirements for employees

I.	To protect shareholders’ interest, the Company shall cautiously manage the Plan. Regular (full-time) employees of the Company, or a company controlled by the Company that is not listed domestically or abroad or an affiliate, who are already employed on the date that the restricted stock awards are awarded and meet certain performance requirements shall be eligible to participate in the Restricted Stock Awards Plan (“the Plan”). The stock awards will only be available to employees who are: (a) highly related to the Company’s future strategy and development, (b) critical to the Company's business operation or (c) key technical talent.

II.	The number of shares granted shall be deliberated upon the granting criteria which are formulated by the employee’s seniority, position, performance, overall contribution, special contribution and other meaningful factors in management. The number of shares granted shall be resolved by the Chairman and submitted to the Board of Directors for approval. However, for employees who are managerial officers or the directors, the award of such shares is subject to approval from the Compensation Committee; for employees who are neither the directors nor the managerial officers, the award of such shares is subject to approval from the Audit Committee.

III.	Employees holding over 10% of the Company’s outstanding common shares are not eligible for the Plan. Neither board members who are not the Company’s employees are not eligible for the Plan.

IV.	The sum of the cumulative awarded shares of restricted stock awards and the cumulative granted shares of employee stock options to each employee in accordance with Article 56-1-1of the Regulations shall not exceed 0.3% of the total outstanding shares of the Company, and shall not exceed 1% of the total outstanding shares of the Company when added the cumulative granted shares of employee stock options in accordance with Article 56-1 of the Regulations. However, with special approval from the central competent authority of the relevant industry, the total number of employee stock options and restricted stock awards obtained by a single employee may be exempted from the above-mentioned restriction. If the laws and regulations are revised in the future, the Company may apply the revised laws and regulations.

Article	4: Total amount of issuance

The total number of shares issued by the Company under this Plan shall not exceed 16,500,000 common shares, each share having a par value of NT$10, for a total amount of not exceeding NT$165,000,000.

Article	5: The terms and conditions for issuance

I.	Issue price: The current issue is gratuitous.

II.	Type of issued shares: The Company’s newly issued common shares

III.	Vesting conditions

1.	Employee's continuous employment with the Company through the vesting dates, no violation on any terms of the Company’s employment agreement, working rules, non-compete and Proprietary Information Management agreements or the agreement of restricted stock awards and achievement of both “personal performance requirement” and “the Company’s operation objectives” during the vesting period are required to receive the vested shares. In three years after the date of issuance, the maximum number of shares that can vest each year is 1/3 of the total stock awards granted (“the vesting limit”).

The actual total number of vesting shares shall be determined by the vesting ratio set according to the achievement of both personal performance and the Company’s operation objectives and will be specified in the respective agreements of employees by the Company. The share calculation shall be rounded down to the nearest integer.

2.	The personal performance requirement is the employee’s personal performance rating for the most recent year prior to the end of each vesting period at “B” (inclusive) rating or better and meeting the personal performance requirement which the criteria were set by the Company and agreed with separate employee.

The Company's operation objectives are based on 4 indexes: consolidated operating revenue, consolidated gross profit and gross margin (%), and consolidated operating profit and operating margin(%) (Collectively, “performance indexes”) of the semiconductor packaging and testing business (including the substrate (materials) business; referred to below as the “packaging and testing business”) of the continuing operation and the Company’s Environmental, Social, and Corporate Governance achievements(“ESG KPI”). Targets A and B achievement levels for the performance indexes are set up in the table below. The indexes will be deemed achieved when either target A or B is achieved. If one out of the three aforementioned performance indexes is achieved, the total number of vested shares for the year shall be 50% of the vesting limit. If two out of the three aforementioned performance indexes are achieved, the total number of vested shares for the year shall be 60% of the vesting limit. If all of the three aforementioned performance indexes are achieved, the total number of vested shares for the year shall be 70% of the vesting limit. If the ESG KPI is achieved, the total number of vested shares for the year will be 30% of the vesting limits.

The determination of achievement of performance indexes to the target and the achievement levels shall, in principle, be based on the consolidated financial statements of subsidiaries related to the

Company's packaging and testing business and be reviewed by a certified public accountant for the most recent fiscal year prior to the end of each vesting period. However, during the vesting period, if the Company or its subsidiaries acquire or dispose the shareholder equities of other business units, departments or subsidiaries (the "variable business units") through mergers, acquisitions or trades that should be incorporated or has been incorporated into the Company’s consolidated financial statements, the operating revenue, gross profit, operating profit, GHG (Greenhouse Gas) intensity, and Water Withdrawal Intensity of the variable business units shall not be included in the calculation of the aforementioned operation indexes.

The determination of achievement of ESG KPI and standards shall, in principle, be based on a report of the Company's subsidiaries related to packaging and testing business in the most recent year prior to the end of each vesting period and the report shall be verified by a third-party impartial agency.

Index	Target A	Target B
consolidated operating revenue

The consolidated operating revenue of the Company's packaging and testing business exceeds the consolidated operating revenue of previous year or its rate of change (YoY) is superior to the average of the peers within the same industry. The peers within the same industry aforementioned refer to the semiconductor packaging and testing corporations listed in TWSE/TPEx and their annual consolidated operating revenue exceed NT$ 15 billion or more.

The consolidated operating revenue of the Company's packaging and testing business exceeds the average consolidated operating revenue of previous 3 years.

consolidated gross profit and gross margin(%)

The total consolidated gross profit of the Company's packaging and testing business exceeds the total consolidated gross profit of the packaging and testing business in the previous year or exceeds the average of the total consolidated gross profit of the packaging and testing business of the previous 3 years.

The total consolidated gross margin of the Company's packaging and testing business exceeds the total consolidated gross margin of the packaging and testing business in the previous year or exceeds the average of the total consolidated gross margin of the packaging and testing business of the previous 3 years.

consolidated operating profit and operating margin(%)

The consolidated operating profit of the Company's packaging and testing business exceeds the consolidated operating profit of the packaging and testing business in the previous year or exceeds the average of the consolidated operating profit of the packaging and testing business of the previous 3 years.

The consolidated operating margin of the Company's packaging and testing business exceeds the consolidated operating margin of the packaging and testing business in the previous year or exceeds the average of the operating margin of the packaging and testing business of the previous 3 years.

ESG KPI

(a)       GHG intensity (GHG emissions/revenue):

Year 2024: Reduce by more than 9% (Based on Year 2015)

Year 2025: Reduce by more than 10% (Based on Year 2015)

Year 2026: Reduce by more than 11% (Based on Year 2015)

And

(b) Water Withdrawal Intensity (water withdraw/revenue):

Year 2024: Reduce by more than 9% (Based on Year 2015)

Year 2025: Reduce by more than 10% (Based on Year 2015)

Year 2026: Reduce by more than 11% (Based on Year 2015)

IV.	Handling process when the employees fail to achieve the vesting conditions

1.	After the shares of restricted stock awards are granted to the employee, the Company shall have the right to revoke and cancel any and all portions of the unvested shares of restricted stock awards in the event that the employee is not employed by the Company on the vesting date, commits a material breach of the Company’s employment agreement, working rules, non-compete/ Proprietary Information Management agreements and the agreement of restricted stock awards, fails to meet the employee’s personal performance requirement and the Company’s operation objectives, or violates Item 8 of Article 5 regarding modification withdrawal, cancellation, expiry or termination of the authorization to the Company or the appointed person as the deputy to handle all events for management of restricted stock awards in the security trust account in

2.	The Company shall revoke and cancel any and all portions of the unvested shares of restricted stock awards granted to the employee if the employee resigns voluntarily or the employee has been discharged or laid-off during the vesting period.

3.	The dividends distributed for the unvested shares of restricted stock awards (including cash dividends, stock dividends, and cash and stock issued from legal reserve and capital surplus) and interests derived therefrom shall be returned to the Company by the security custodian in full when the Company reclaims and cancels the unvested shares at no extra cost to the Company; whereas the dividends and the interests derived therefrom returned to the Company by the security custodian are limited to the dividends (including cash dividends, stock dividends, and cash and stock issued from legal reserve and capital surplus) distributed for the unvested shares of restricted stock awards and the interests derived therefrom in the very year of shares of restricted stock awards unvested. Stock dividends and stock issued from legal reserve and capital surplus shall be deemed as unissued shares of the Company after the security custodian has returned them, and shall be canceled and the change shall be registered.

V.	In the event of any of the following occurrences, the unvested portion of restricted stock awards shall be handled as follows.

1.	On leave without pay (approved by the company): The rights and obligations of the employees with respect to the unvested shares of restricted stock awards under the Rules shall remain in effect. However, the actual vested shares of restricted stock awards shall be determined by the vesting conditions set by the Rules and calculated on a pro-rata basis based on the number of months absent on such leave for the year of the Company’s operation objective. (if the actual working days exceed half of the working days in a particular month, then the month should be counted as a month of employment.)

2.	Retirement: The rights and obligations of the employees with respect to the unvested shares of restricted stock awards under the Rules shall remain in effect. However, the actual vested shares of restricted stock awards shall be determined by the vesting conditions set by the Rules and calculated on a pro-rata basis based on the number of months absent on such leave for the year of the Company’s operation objective. (if the actual working days exceed half of the working days in a particular month, then the month should be counted as a month of employment.)

3.	Termination of employment due to disabilities as a result of occupational accidents of employee: Any unvested restricted stock awards shall immediately vest upon such termination date. If both of the vesting conditions including the Company’s operation objectives and personal performance target have already been determined (in accordance with Article 5.3) as of the date of termination, the actual vested shares of restricted stock awards shall be subject to adjustment in accordance with the vesting conditions set under the Rules. If one or both of the vesting conditions have not yet been determined as of the vesting date, all of the unvested shares of restricted stock awards shall be vested.

4.	Termination of employment due to death of employee for any cause: Upon death of the employee, for unvested restricted stock awards, the legal heirs of the employee shall complete all required legal procedures and provide relevant supporting documentation before being granted the shares to be inherited or interest disposed of. If both of the vesting conditions including the Company’s operation objectives and personal performance target have already been determined (in accordance with Article 5.3) as of the date of death of the employee, the actual vested shares of restricted stock awards shall be subject to adjustment in accordance with the vesting conditions set under the Rules. If one or both of the vesting conditions have not yet been determined as of the vesting date, all of the unvested shares of restricted stock awards shall be vested.

5.	If the employee has outstanding contribution or any other special contribution to the Company, the Company's Chairman is authorized to determine whether the unvested restricted stock awards of the employee could be vested or not on a case by case basis when the employee’s employment is terminated with the Company.

6.	When it is determined that the vesting conditions cannot be achieved, the Company may reclaim, at any time, the determined unvested restricted stock awards and cancel the shares.

VI.	The Company will reclaim the issued restricted stock awards and cancel the shares when the vesting conditions are not achieved.

VII.	The rights that are subject to restriction until vesting conditions are met

1.	Before the vesting conditions are met, except for inheritance, employees may not sell, pledge, transfer, give to another person, create any encumbrance on, or otherwise dispose of, the restricted stock awards.

2.	Before the vesting conditions are met, rights of the restricted stock awards to attend the shareholder’s meeting, submit proposals, speak and vote at the meeting shall be the same as the Company’s common shares issued and shall be performed in accordance with the custodian agreement.

3.	Before the vesting conditions are met, except the aforementioned rights, the other rights of restricted stock awards, including but not limited to stock dividend, cash dividend, rights to receive from legal reserve and capital surplus, stock options at cash capital increase, shall be the same as the Company’s common shares issued and be performed in accordance with the custodian agreement.

4.	If the employee achieves the vesting conditions on the book closure date for the Company’s issuance of bonus dividends, cash dividends, subscription of new shares in rights issue, during the book closure period for shareholder’s meeting pursuant to Item 3 of Article 165 of the Company Act, or other statutory book closure period till the record date for rights distribution, the timing and procedures for lifting the restrictions on the restricted stock awards shall be performed in accordance with the custodian agreement or relevant laws/regulations.

VIII.	Other important stipulations

1.	The restricted stock awards shall be deposited in a security trust account after the issuance. Before the vesting conditions are met, the employee shall not request the trustees to return the restricted stock awards for any reason or in any method.

2.	During the period that the restricted stock awards are deposited in a security account after the issuance, management of the restricted stock awards in the security trust account including but not limited to the negotiation, execution, amendment, renewal, termination, and expiration of the custodian agreement and the instruction to deliver, use or disposal of the trust property with the custodian shall be performed by the Company or the person appointed on behalf of the employees.

Article	6: Execution and confidentiality of the agreement

I.	The employees are deemed to have been granted the restricted stock awards only when they have entered into the “agreement of receiving restricted stock awards” upon notification by the responsible unit of the Company and complete all the required process for trust custody service. If the employee fails to execute the agreement, it’s deemed that the rights to the restricted stock awards are forfeited by the employee.

II.	The employee receiving restricted stock awards or the rights derived therefrom in accordance with the Rules shall comply with the Rules and the “agreement of receiving restricted stock awards”. It’s deemed the vesting conditions are not met in case of violation. The employee shall keep confidential after signing the agreement for the related contents of the Rules and the rights under the agreement. The Company shall have the right to revoke and cancel any and all portions of the unvested shares of restricted stock awards in the event that the employee violates the Rules and the agreement.

Article	7: Tax

Any tax incurred from granting the restricted stock awards under the Plan shall be governed by the applicable R.O.C. laws and regulations.

Article	8: Other important covenants

I.	The Rules shall be executed after effective registration with the competent authority. If modifications of the issuance rules are required due to amendment to the laws and regulations or instructions from the competent authority, the Chairman is authorized to make any necessary amendment to the Rules. The amendment to the Rules shall be proposed to be reviewed and approved by the Board of Directors for ratification and issuance.

II.	For the matters not stipulated in the Rules, except as otherwise provided by law, the Board of Directors or the person appointed by the Board of Directors are authorized with full power and authority to revise and execute pursuant to the applicable laws and regulations.